Exhibit 10.11

CONTRACT TO ESTABLISH AN EQUITY
JOINT VENTURE ENTERPRISE

Chapter  1:  General Provisions

In accordance with the “Law of the People’s Republic of China on Sino-foreign Equity Joint Venture Enterprises” (hereinafter, the “EJV Law”), the implementing regulations thereto, and other relevant laws and regulations, Ningbo Longxing Group Corporation Limited, a limited liability company incorporated pursuant to the laws of the People’s Republic of China (hereinafter, “China” or “the PRC”), and Thermadyne Holdings Corporation, a limited liability company incorporated pursuant to the laws of the State of Delaware of the United States of America, having engaged in friendly consultations conducted in accordance with the principle of equality and mutual benefit, now agree to jointly invest in, and to establish in accordance with the EJV Law and other relevant Chinese laws and regulations, an equity joint venture enterprise in Ningbo, China.

Chapter  2:  Parties to the Joint Venture Contract

Article 1       The parties to this joint venture contract are as follows:

1.       Ningbo Longxing Group Corporation Limited (hereinafter referred to as “Party A”), a legal entity incorporated in China and having its registered legal address at Luguang Bridge, Hengxi Town, Yinzhou District, Ningbo, Zhejiang Province, China and

2.       Thermadyne Holdings Corporation (hereinafter referred to as “Party B”), a legal entity incorporated in the United States and having its registered legal address at 16052 Swingley Ridge, Suite 300, St. Louis, MO  63017, United States of America.

Chapter  3:            Establishment of the Joint Venture Enterprise

Article 2       In accordance with the EJV Law, the implementing regulations thereto,  and other relevant laws and regulations, each of Party A and Party B agrees to establish an equity joint venture enterprise (hereinafter referred to as the “EJV”) that shall have independent legal person status and limited liability.

Article 3       The name of the EJV shall be宁波富利达气割设备有限公司 in Chinese and Ningbo Fulida Gas Equipment Co., Ltd. in English.  The legal address of the EJV shall be Renmin Road (to be finalized), Hengxi Town, Yinzhou District, Ningbo, Zhejiang Province, China.

Article 4       All activities of the EJV shall comply with, and be governed by, the published and freely available laws, regulations, decrees and pertinent judicial interpretations of China and of the relevant courts of China.

Article 5         The organizational form of the EJV shall be that of a limited liability EJV.  Each of Party A and Party B, unless they otherwise expressly assume an additional liability, shall be liable for the liabilities and losses of the EJV only to the limit of their respective subscription to the registered capital of the EJV.  The after-tax profits of the EJV shall be distributed between Party A and Party B in the following ratio:  to Party A, fifty percent; and to Party B, fifty percent.

Chapter 4              Purpose, Business Scope and Scale of Production

Article 6         The purpose of the EJV will be to provide services to customers in China and around the world, through manufacture and sale of high-quality gas equipment and products (hereinafter, “the Products”), EJV’s use of the international brands of Party B and registration of its own trademarks.

Article 7         The business scope of the EJV will be to manufacture and sell high-quality gas equipment and products Without limiting the generality of the foregoing, the purpose of the EJV shall also include engaging in such other business activities as, in the discretion of the Board of Directors, are necessary or desirable in order to promote the successful marketing and sale of the Products, such as providing after-sales service.

Article 8         Recognizing that market conditions may change within China and in the international markets the EJV will initially target, each of Party A and Party B intends to cooperate so that the EJV can achieve an estimated initial annual scale of production of approximately 2,000,000 units of the Products.  The Parties recognize that production will fluctuate over time and in response to changing market conditions.

Chapter 5              Total Amount of Investment and Registered Capital

Article 9         The total amount of investment of the EJV shall be US$5,000,000.

Article l0        The registered capital of the EJV shall be US$3,000,000, of which Party A shall contribute fifty (50) percent and Party B shall contribute fifty (50) percent. Fifteen percent (15%) of the registered capital will be contributed within three months following the issuance of business license, and the remaining contribution shall be completed within two years after the issuance of business license.

Article 11       The contribution to registered capital to be made by Party A shall be in the form of cash equal to fifty (50) percent of the total registered capital amount.  The contribution to registered capital to be made by Party B shall be in the form of cash equal to fifty (50) percent of the total registered capital amount.

Article 12       The EJV may borrow up to US$2,000,000 additional funds required to carry on the business activities stipulated at Article 7 of this Contract and may mortgage its assets in relation to such borrowing. Neither of Party A nor Party B shall be obligated to lend additional funds to the EJV or to guarantee loans made to the EJV by third parties or financial institutions.  Notwithstanding the foregoing, however, any Party making a loan or giving a guarantee in connection with debt assumed by the EJV, as aforesaid, shall be entitled to be paid interest and / or related transaction fees as if it were not a Party to this Contract and as if the transaction were a negotiated arm’s-length financing concluded with a third party.

Article 13       The registered capital of the EJV may be increased or decreased only with the unanimous written approval of the Board of Directors of the EJV and the approval of the Original Examination and Approval Authority.

If the Board of Directors of the EJV decides to change the registered capital of the EJV, each of Party A and Party B shall have the option - in order to maintain its original percentage ownership share in the registered capital of the EJV as changed - of changing its contribution to the registered capital in proportion to its original equity share.

Article 14       Where either of Party A and Party B wishes to assign ownership of all or part of its registered capital contribution to a third party, written consent must be obtained from the non-assigning Party and, promptly thereafter, written approval shall be sought and obtained from the Original Examination and Approval Authority.

Article 15       Where a Party (the “Transferring Party”) wishes to assign, sell or otherwise dispose of all or part of its registered capital contribution to the EJV to a third party (the “Transfer”), it shall give written notice (the “Transfer Notice”) to the other Party of: (i) its wish to make the Transfer; (ii) the interest it wishes to transfer; (iii) the terms and conditions of the Transfer; and (iv) the identity of the proposed transferee.  The other Party shall have a pre-emptive right to purchase the whole of such interest on the same terms and conditions as are specified in the Transfer Notice.

Article 16       Within thirty (30) days of actual delivery to it of the Transfer Notice, the other Party shall give the Transferring Party written notice of whether it will purchase the whole of the interest to be transferred.  If the other Party fails to give written notice to the Transferring Party within such thirty (30) day period that it will purchase such interest, it shall be deemed to have agreed to the Transfer specified in the Transfer Notice, and the Transferring Party may assign, sell or otherwise dispose of such interest to the proposed transferee on the terms and conditions set out in the Transfer Notice.  The Parties shall cause the directors of the EJV to unanimously agree to such assignment, sale or other disposition.  The Transferring Party shall provide the other Party with a duplicate of the executed written agreement concluded with the transferee within fourteen (14) days of execution of such agreement.

Chapter 6              Responsibilities of Each Party to the EJV

Article 17       Party A, in addition to its other responsibilities under this Contract, shall be responsible for:

(1) assisting the EJV to handle matters incidental to (i) submitting applications to, and obtaining the approval of this Contract from, the Original Examination and Approval Authority in Ningbo and / or any other Chinese government Original Examination and Approval Authority whose approval is required; (ii) completing registration formalities with the Administration for Industry and Commerce in Ningbo and obtaining a valid business license for the EJV; (iii) registering the EJV with relevant tax authorities and other relevant registrations authorities; and (iv) timely contributing the cash amount to the registered capital of the EJV as is indicated in Article 12 hereof;

(2) assisting the EJV, in cooperation with the relevant government departments in Ningbo, to handle registration procedures for the EJV’s land-use rights to the site or sites on which it carries on its business activities; and in handling all other necessary procedures to ensure that the EJV has the right to use such site or sites for operations throughout the full term (including any extensions) of its operation; and in making certain that the EJV is issued and receives, from the relevant government department(s) in Ningbo, a valid land-use rights certificate(s) for the site or sites on which it carries on its business activities;

(3) if requested in writing to do so, assisting the EJV in obtaining approval from the Original Examination and Approval Authority in Ningbo confirming that all equipment and components, and other machines and materials to be imported by the EJV for manufacturing purposes are exempt from PRC Customs duties and other import-related taxes; handling PRC Customs declaration procedures (including obtaining all relevant import and export licenses, to be handled in accordance with existing tax and duty stipulations of PRC) for imported raw materials, machinery, equipment, materials, supplies, and related documentation and exported products of the EJV; and arranging for the inland transportation of imports to the site or sites on which the EJV carries on its business activities; and in applying for other governmental approvals required for operation of the EJV in China;

(4) assisting the EJV in obtaining all required approvals, permits and certificates relating to the construction, renovation, ownership, management and maintenance of the site or sites on which the EJV carries on its business activities;

(5) if requested in writing to do so, assisting the EJV in obtaining, sourcing, purchasing or leasing within China adequate supplies of fuels, raw materials, local equipment, articles for office use, means of transportation, communication facilities etc.;

(6) assisting the EJV in contracting for, and obtaining, the fundamental facilities, services and utilities required by the EJV, such as, but not limited to, water, electricity, heating, sewage and waste treatment, telecommunications, and transportation and such as conform to specifications and conditions specified by the EJV in writing, on a continuous uninterrupted basis, in quantities sufficient to meet the full operational requirements of the EJV and in line with the practice of other comparable joint ventures in Ningbo, at a favorable cost in Renminbi not higher than that paid by state-owned enterprises for similar facilities, services and utilities in the Ningbo area;

(7) assisting expatriate personnel of the EJV and of Party B in handling the necessary procedures for entry visas, work permits and traveling arrangements, and assisting in arranging appropriate housing acceptable to Party B for expatriate employees of the EJV, and hotel accommodations for Party B personnel visiting China on temporary assignment to the EJV;

(8) ensuring that management and technical personnel and workers hired and trained by the EJV are not transferred to Party A (or to subordinate companies wholly or partially owned by Party A) or, especially, without the consent of General Manager of the EJV, to competitors of Party B or the EJV operating in China;

(9) assisting the EJV in obtaining Renminbi and foreign exchange loans from financial institutions within China;

(10) assisting the EJV to apply for and obtain all possible tax reductions and exemptions and all other relevant investment incentives, privileges and preferences available to the EJV under Chinese law, including, if appropriate, designation of the EJV as a technologically advanced enterprise or a high-or-new technology enterprise;

(11) if requested in writing to do so, and thereafter on an on-going basis, assisting the EJV in applying for and being granted all necessary approvals, permits, certificates and licenses required in connection with safety, environmental matters (especially waste disposal) and other matters regulated by Chinese governmental authorities;

(12) generally assisting the EJV in establishing and maintaining good relations with the Ningbo local government authorities and Chinese companies able to contribute to the success of the EJV; and

(13) handling such as other matters as are entrusted to it by the EJV from time to time.

Article 18       Party B, in addition to its other responsibilities under this Contract, shall be responsible for:

(1) assisting the EJV to purchase or lease all necessary items of machinery, equipment, supplies, office appliances, means of transportation, communication facilities and other materials required by the EJV from outside China and necessary for successful operation of the EJV;

(2) assisting the EJV, at the EJV’s expense, in arranging with the manufacturers of the imported machinery and equipment referenced in (1), above, for the provision of necessary technical personnel during the installation and testing of such machinery and equipment during commissioning, if the Parties deem such assistance to be necessary;

(3) assisting the EJV in recruiting expatriate management and technical personnel;

(4) assisting the EJV in formulating standards for recruiting, evaluating and promoting both locally hired and expatriate staff and workers;

(5) assisting the EJV in arranging foreign visas and suitable accommodations for personnel and directors of the EJV who are required to travel outside China on legitimate business or other purposes of the EJV;

(6) timely contributing cash amount to the registered capital of the EJV as is indicated in Article 12 hereof; and

(7) handling such other matters as are entrusted to it by the EJV from time to time.

Chapter 7              Transfer of Technology

Article 19       Each of Party A and Party B agrees that a no-cost technology transfer agreement shall be signed between the EJV and Party B and that, pursuant to and in consequence of such agreement, Party B shall disclose and license to the EJV certain confidential and proprietary information and know-how necessary for the EJV to achieve the production and sale of Products as specified in Chapter 4 of this Contract.

Article 20       Party B offers the following guarantees with respect to the technology it will transfer to the EJV pursuant to the technology transfer agreement:

(1) Party B guarantees that the technology will meet all operating requirements of the EJV and permit the EJV to manufacture Products at a consistent standard of quality and production capacity so that the EJV is able to achieve its purpose as set out in Article 6 hereof;

(2) Party B guarantees that the technology specified in this Contract and in the technology transfer agreement shall be fully transferred to the EJV, and pledges that the said technology shall be truly advanced among the same type of technology produced by Party B and that the model, specifications, and quality of the equipment shall be excellent and able meet the requirements of technological operation and practicality;

(3) Party B shall work out a detailed list of the technology to be transferred and provide this to the EJV as soon as possible following execution of this Contract;

(4) Relevant drawings, technological conditions and other detailed information shall be included as part of the transferred technology and shall be timely provided to the EJV; and

(5) During the term of the technology transfer agreement, and for no additional fee, Party B shall provide to the EJV all improvements in the technology transferred to the EJV as provided in the technology transfer agreement.

Chapter 8              Right to Use the Site; Lease of Facilities to EJV; Utilities

Article 21       Party A represents and warrants that: (i) it has obtained granted land use rights to the site on which are located the premises it will lease to the EJV at start-up of operations in China; (ii) the term of the granted land use rights is 50 years and will be available to the EJV for the full length of its term, including any extensions thereof; (iii) official documents issued to Party A by the Ningbo Land Bureau, or other relevant Ningbo governmental agency, will be presented to Party B’s attorney for review prior to execution of this Contract; (iv) pursuant to the lease agreement it will conclude with the EJV, Party A will provide preferential treatment to the EJV in respect to all matters relating to the leased premises; and (v) with assistance from Party A as required, the EJV will obtain a sufficient and uninterrupted supply of various public utilities services required by the EJV on terms and conditions no less favorable than those obtained by other Chinese-owned and operated enterprises located in the vicinity.

Chapter 9              Trademark License Agreement

Article 22       Within thirty (30) days following execution of this Contract, Party B and the EJV will enter into a no-charge trademark license agreement such that the EJV will be authorized to use certain licensed trademarks belonging to Party B, including those indicated below in the course of marketing and offering for sale, both in China and in international markets, the Products.

Article 23       The trademarks licensed by Party B to the EJV are:  Victor and Cutskill.

Chapter 10            Sale of Products

Article 24       The Products will be sold in China and in such international markets as shall be determined by the Board of Directors of the EJV from time to time.

Article 25       The Products shall be sold in international markets through the following channels:

(1) the EJV may directly sell the Products into a certain international market using marketing and sales channels known and introduced to it by Party B;

(2) the EJV may, through supply contracts and at a price equal to the actual cost of manufacturing the Products plus a fifteen percent (15%) markup, sell Products to Party B and/or its subsidiary companies for export from China by Party B and/or its subsidiary companies. The aforesaid actual costs of manufacturing are defined as material costs, direct and indirect manufacturing labor costs and other costs directly related to the manufacture of the Products; or

(3) with the prior written approval of Party B, the EJV may sign marketing and sales contracts with Chinese or foreign trading companies, thereby entrusting such companies to function as a sales or exclusive sales agent within an area defined in each particular sales contract.

Article 26       The Products of the EJV that are to be sold within China may be marketed and sold by the EJV itself or, in the discretion of the Board of Directors of the EJV, may be entrusted to a Chinese marketing and sales agent appointed by them pursuant to a written contract.

Article 27       In order to provide high-quality maintenance service to the Products sold in China in international markets, the EJV may (subject to the approval of the relevant Chinese governmental authority) establish sales and service branch operations of the EJV both in China and in such international markets.

Chapter 11            The Board of Directors

Article 28       The Board of Directors of the EJV shall be formed on the date on which the Ningbo Administration for Industry and Commerce issues the valid business license of the EJV.

Article 29       The Board of Directors of the EJV, including the Chairman and vice-Chairman, shall consist of four (4) directors.  Each of Party A and Party B shall appoint two (2) directors.  The Chairman shall be appointed by Party B and the vice-Chairman shall be appointed by Party A.  Each of the Chairman, vice-Chairman and the other two directors shall be appointed for a term of four (4) years. Four (4) years later, the Chairman shall be appointed by Party A and the vice-Chairman shall be appointed by Party B. Thereafter, such power of appointment shall be rotated every four years.

Article 30       A Party may, at any time, remove any director appointed by such Party by giving written notice to the EJV and a copy of such notice to the other Party.  If a seat on the Board of Directors is vacated by retirement, removal, resignation, illness, disability or death of a director, the Party that originally appointed such director may appoint a successor to serve out such director’s term.

Article 31       Notice of a meeting of the Board of Directors of the EJV shall be in writing and sent simultaneously to each of Party A and Party B at their usual business address using any of the means for delivery of notices stipulated in Article 105 hereof.

Article 32       To transact any business or adopt any resolutions, a quorum of not less than three (3) directors must be present, either in person or by proxy, at a meeting of the

Board of Directors of the EJV.  Each director shall be entitled to cast one vote in response to each proposed resolution and, in the event of an equal number of votes being cast, the deadlock shall be handled in accordance with the dispute settlement provisions set out in Chapter 26 hereof.

Article 33       Assuming a quorum is present, decisions of the Board of Directors relating to the following matters shall be deemed to be properly made only upon the unanimous agreement of directors present at a Board of Directors meeting:

(1) unplanned expenditure of capital outside the ordinary course of business of the EJV;

(2) hiring and firing of high-ranking management personnel of the EJV;

(3) expenditures required for employees of the EJV involved in international business on behalf of the EJV;

(4) amendment of the Articles of Association of the EJV;

(5) termination and dissolution of the EJV;

(6) increase or assignment of the registered capital of the EJV;

(7) merger of the EJV with another economic organization;

(8) incurring short or long term debt; or

(9) sale of assets outside the normal course of business.

Decisions on other matters shall be deemed to be properly made if made in accordance with rules of procedure stipulated in the Articles of Association of the EJV.

Article 34       The Chairman of the Board of Directors is the legal representative of the EJV.  Should the Chairman, for any reason, be unable to discharge his responsibilities as legal representative, he shall authorize the vice-Chairman or any other director to act as the legal representative of the EJV on a temporary basis.

Article 35       The Board of Directors of the EJV shall convene at least one (1) meeting each year.  The meeting shall be called and presided over by the Chairman of the Board of Directors.  In addition, the Chairman may elect to convene an interim meeting, or interim meetings, of the Board of Directors following a proposal made by at least one-half of the total number of directors and provided that at least one (1) director from each of Party A and Party B participates in making such proposal.

Article 36       Meetings of the Board of Directors shall be conducted in English and Chinese and, to the extent necessary, Party A will provide an interpreter to carry out consecutive translation.  Likewise, minutes of the meetings of the Board of Directors shall be kept in both English and Chinese, copied to each of Party A and Party B and kept on file at the registered office of the EJV for review by any director.

Article 37       In lieu of a meeting of the Board of Directors, the directors may adopt a written resolution.  Such a written resolution shall be adopted if sent to all members of the Board of Directors and returned to the registered office of the EJV affirmatively signed by the number of directors necessary to make such a decision as stipulated in Article 34 hereof.

Article 38       Directors shall not be paid a salary by the EJV.  However, reasonable transportation and accommodation expenses incurred by a director in connection with his or her attendance at a meeting of the Board of Directors shall be reimbursed by the EJV on presentation of acceptable documentation.  Nothing in the foregoing shall prohibit the EJV from paying a salary to a director where such director concurrently acts as an officer or employee of the EJV.

Chapter 12            The Operation and Management Organization

Article 39       The EJV shall adopt a management system under which the management organization shall be responsible to, and under the leadership of, the Board of Directors.  Initially, the management organization of the EJV shall consist of: (1) a General Manager in charge of Operations (hereinafter, the “General Manager”); (2) a Vice General Manager, Finance (hereinafter, the “Vice General Manager, Finance”); and (3) a Vice General Manager, Sales (hereinafter, the “Vice General Manager, Sales”).  Party A shall appoint the Vice General Manager, Sales, while Party B shall appoint the General Manager and the Vice General Manager, Finance.

Article 40       The EJV may elect to expand its operation and management organization as business circumstances evolve and the EJV grows more successful.  In the event of any such future expansion, the Board of Directors will adopt a duly made resolution to increase the number of senior management staff of the EJV and will specify the role(s) such individual(s) will assume in the new management structure.

Article 41       Unless otherwise determined by the Board of Directors of the EJV, the General Manager shall be the senior management officer and shall be responsible for day-to-day operations and management of the EJV.  All Vice General Managers shall report to the General Manager and shall assist him in his work as required.

Article 42       Unless otherwise determined by the Board of Directors of the EJV, the precise responsibilities and powers of the General Manager shall be as set out in the relevant provisions of the Articles of Association of the EJV (as amended from time to time).  Without limiting the generality of the foregoing, however, the General Manager,  together with a copy of disaggregated by month financial statements concerning sales, orders and inventory for the year just ended, shall submit an annual business plan to the Board of Directors for approval by not later than 30 November of each fiscal year.

Article 43       The General Manager shall have the right to sign contracts within type and financial limits authorized by the Board of Directors and as arise within the normal course of business of the EJV.  Without limiting the generality of the foregoing, the General Manager shall have signing authority on behalf of the EJV in regard to such matters as contracts for the purchase of equipment, materials and supplies, and sale of Products to end-users in China and in international markets.

Article 44       Each of the Vice General Manager, Finance and the Vice General Manager, Sales shall be appointed by the Board of Directors and shall be responsible both to the General Manager and to the Board of Directors.

Article 45       Neither the General Manager nor any other senior management officer of the EJV may concurrently hold any position as general manager, manager, or as any officer or employee, of any other economic organization, provided, however, that the General Manager, the Vice General Manager, Finance and the Vice General Manager, Sales - where such individuals have been seconded to the EJV by either of Party A or Party B - may concurrently be employees of Party A or of Party B.

Article 46       The terms and conditions of any secondment of personnel at or above the level of supervisor from either of Party A or Party B to the EJV shall be contained in separate Personnel Secondment Agreements to be signed by whichever of Party A or Party B is party thereto and kept by the Board of Directors of the EJV for the record.

Article 47       In case of graft or serious dereliction of duty on the part of the General Manager, the Vice General Manager, Finance or the Vice General Manager, Sales, the Board of Directors shall have the power to dismiss any or all of such senior management staff at any time.

Chapter 13            Labor Management

Article 48       The number of staff and workers to be employed by the EJV at any point in time shall be determined by the General Manager in accordance with the requirements of the EJV and the specific conditions of the labor market in Ningbo.

Article 49       In accordance with Chinese laws and regulations, the General Manager will formulate specific plans regarding the recruitment, dismissal, wages, labor insurance, welfare, rewards and penalties of the EJV’s staff and workers and will submit such plans to the Board of Directors for approval.

Article 50       The EJV may recruit local and expatriate staff and workers in accordance with relevant laws and regulations of China.  In so doing, the EJV shall recruit and hire such staff and workers based on their education and skills as determined, in the discretion of the General Manager, through competitive examination.  The EJV, on a preferential basis, shall hire employees currently employed by Party A wherever, in the discretion of the General Manager, it is in the interest of the EJV to do so.

Article 51       The EJV shall adopt the employment contract system for all its staff and workers. The agreed standard form of labor contract is attached to this Contract as Appendix D.  The EJV shall sign labor contracts with individual staff members and workers in a form which, to the extent required by law, will be reviewed and verified by the labor bureau of the Ningbo Municipal Government.

If necessary, the EJV may also enter into employment contracts with expatriate personnel on such terms and conditions as may be approved by the Board of Directors.

Article 52       The salary and other remuneration of EJV personnel (except for senior management staff, as set forth in this Chapter 13, and personnel seconded from either of Party A or Party B to the EJV) will be determined by the General Manager based on the ability and skill of such personnel and with reference to pertinent Chinese law and regulations.  Salary and remuneration details shall be set forth in the labor contracts concluded with each employee of the EJV and, reflecting the changed circumstances of the EJV over time, shall be adjusted based on those then-actual circumstances and the ability and skills of the staff and workers.

Article 53       The compensation of the senior management staff of the EJV shall be decided (except for personnel seconded to the EJV by either of Party A or Party B, in which case such remuneration shall be governed by the applicable Personnel Secondment Agreement) by the Board of Directors.

Chapter 14            Purchase of Equipment

Article 54       In making its purchases of required raw materials, fuel, parts, means of transportation and articles for office use etc., the EJV, without regard to point of origin, may purchase the highest quality products at the lowest price available in either the Chinese or international market.

Article 55       In the event the EJV elects to entrust Party B to purchase equipment on the international market, persons appointed by Party A shall be invited to participate in the purchasing.

Chapter 15            Finance and Audit

Article 56       The EJV shall formulate its own financial and accounting systems in light of the stipulations of relevant Chinese laws and financial accounting regulations, taking into account the specific operations of the EJV and the accounting reporting requirements of the Parties.  The EJV shall adopt the internationally recognized debit and credit accounting system to record financial transactions (including the accrual basis of accounting).  The accounting system and procedures to be adopted by the EJV shall be jointly prepared by the General Manager and the Vice General Manager, Finance and shall be submitted to the Board of Directors for approval.  Once approved by the Board of Directors, the accounting system and procedures shall be filed with the relevant Ningbo bureaux of finance and tax for the record.

Article 57       The following items shall be covered in the financial account books:

(1)           the amount of all cash receipts and expenses of the EJV;

(2)           all material and supply purchases and all income and sales of the EJV;

(3)           the registered capital and debt situation of the EJV; and

(4)           the time of payment, increase in and / or assignment of the registered capital of the EJV.

The accounting methods adopted by the EJV in each fiscal year shall be consistent.  Any change in accounting methods shall be subject to the approval of the Board of Directors and explained in the next accounting report.

Article 58       The fiscal year of the EJV shall run from 1 January to 31 December of each year.

Routine accounting records, vouchers, books and statements of the EJV shall be made and kept in Chinese.  All financial statement of the EJV shall also be made and kept in English.

All accounting books, records and statements of the EJV shall be kept at the EJV’s registered office.  Matters concerning how long such accounting books, records and statements shall be kept and the method of their ultimate disposal shall be handled in accordance with relevant Chinese regulations.

Article 59       The EJV shall adopt the Renminbi as its bookkeeping base currency, but may also use United States Dollars or other foreign currencies as supplementary bookkeeping currencies.

Article 60       The EJV shall separately open foreign currency and Renminbi bank accounts at bank(s) authorized to accept deposits in China from foreign investment enterprises.  The EJV may open bank accounts outside of China in accordance with relevant Chinese laws and regulations.

Article 61       All checks, drafts or other orders for payment of money, notes or other evidence of indebtedness, issued in the name of or payable by the EJV, shall be signed or endorsed by such person(s) and in such manner as the Board of Directors determines from time to time by resolution.

Article 62       Every month, and within the first three months of each fiscal year, the Vice General Manager, Finance shall compile a balance sheet and a profit and loss statement for the preceding year, and submit them to the General Manager for review and approval. The Vice General Manager, Finance shall also prepare, on a quarterly basis and within thirty (30) days of the end of the EJV’s fiscal year, related financial statements of the EJV in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).  Promptly after his receipt and review, the General Manager shall provide copies of the said financial statements to the Parties and summaries of such statements to the Board of Directors.

The Board of Directors shall engage a major international accounting firm registered in China to be the EJV’s auditor and to examine and verify the EJV’s financial accounting. The results of the auditor’s examination shall be reported to the Board of Directors and the General Manager.  The EJV shall submit to the Parties and to each director the audited annual accounts together with the audit report of the auditor within seven (7) working days after such report is issued.

If a Party wishes to audit the EJV’s accounts, such Party shall, not less than thirty (30) days before the expected audit date, inform the EJV of the purpose and scope.  The audit shall be conducted at such Party’s expense through an internationally reputable independent firm of accountants registered in China.  If, however, the results of any such audit are significantly different from that conducted by the EJV’s auditor and are accepted by the Board of Directors, the expense shall be borne by the EJV. Such other auditor shall keep confidential all documents audited by him.  The EJV shall permit such other auditor to have access to the books and records of the EJV and shall provide the necessary office space and facilities to enable such examination to be carried out effectively.  The results of such audit shall be reported to the Board of Directors, the General Manager and the EJV’s auditor.

Article 63       All foreign exchange matters of the EJV shall be handled in accordance with relevant Chinese foreign exchange regulations in effect from time to time.

Chapter 16            Distribution of Profits and Taxes

Article 64       Unless the Board of Directors decides otherwise, one hundred (100) percent of the after-tax profits of the EJV remaining after contributions to the statutory funds set forth in this Chapter 16 shall be distributed annually to the Parties in exact proportion to their contributions to the registered capital of the EJV. Accordingly, the distribution of profits to the parties will be in the following ratio:

To Party A	fifty percent	To Party B	fifty percent

Undistributed distributable profits from prior years may be distributed, in the same ratio, together with those of the current year.

Article 65       The EJV shall make timely payment of taxes, and apply for reduction or exemption of taxes, in accordance with the provision of relevant Chinese laws and regulations.  Any duty payable in China shall be paid in Renminbi.  The EJV may also apply for preferential treatment under relevant Chinese laws and regulations.  At the end of each fiscal year, the Vice General Manager, Finance shall prepare such information as shall be necessary for the preparation of any tax returns and statements as may be required by U. S. law.  This shall include furnishing Party B with certified copies of government receipts for income taxes paid within China.

If any new laws, decrees, rules, regulations or amendments are promulgated which provide more favorable treatment to Sino-foreign co-operative joint venture companies operating in Ningbo Municipality than under existing laws, decrees, rules and regulations or amendments thereto, the EJV shall be entitled to the benefit of such new laws, decrees, rules, regulations or amendments.

The staff and workers of the EJV shall pay individual income tax according to the relevant and published individual income tax laws and regulations of China.

Article 66       The EJV shall set aside a certain amount of money from its after-tax profits each year for the Reserve Fund, the Staff and Workers’ Bonus and Welfare Fund and the Enterprise Development Fund in accordance with the stipulations in the EJV Law.  The amount to be set aside annually for these three funds shall be discussed and decided by the Board of Directors according to the actual business situation of the EJV.

When the cumulative aggregate of the funds in the Reserve Fund and Enterprise Development Fund equals fifty (50) percent of the registered capital of the EJV, the EJV need not make further allocations to these funds.

Within the limits of the laws and regulations of China, all money placed in the three funds maintained by the EJV as provided in this Article 67 shall be placed by the EJV with internationally recognized banks or financial institutions in China or abroad providing the best available terms, as approved by the Board of Directors.

Article 67       The Board of Directors may distribute the profits of the EJV as and when it deems appropriate.  Before declaring any profit distribution, there may be set apart out of the profit of the EJV available for distribution such sum or sums as the Board of Directors from time to time in its discretion considers proper for working capital or as a reserve fund to meet contingencies or for such other purposes permitted by law as the Board of Directors believes to be in the best interests of the EJV.

Article 68       Party B shall have the right to receive its share of the profits of the EJV in U.S. Dollars or other freely convertible foreign currency acceptable to Party B.  The amount in the relevant foreign currency shall be calculated at the base exchange rate set by the People’s Bank of China and shall be paid on the day it is declared.

Chapter 17            Insurance

Article 69       Subject to the decision of the Board of Directors, the EJV shall purchase various types of insurance from insurance companies permitted by Chinese law to provide insurance coverage to foreign investment enterprises.  Such insurance coverage may include property insurance, product liability insurance, third party liability insurance and other relevant insurance coverage in order to protect the EJV, its employees, agents and other appropriate parties from claims.

Chapter 18            Duration of the EJV

Article 70       The EJV, unless terminated earlier in accordance with Chapter 19 below, shall have a term (hereinafter, the “EJV Term”) of twenty-five (25) years beginning from the date of issuance of the EJV’s initial business license by the Ningbo Administration of Industry and Commerce.

The effective term of this Contract shall begin when it is executed by the Parties and approved by the Original Examination and Approval Authority, and shall end when the EJV Term ends, or upon dissolution of the EJV if this Contract is terminated early.

Chapters 18, 25 and 26 shall survive termination of this Contract.

Article 71       At least two (2) years before the EJV Term expires, the Parties shall hold consultations to discuss extension of the EJV Term.  It the Parties agree to extend the EJV Term, an application for such extension shall be submitted to the Original Examination and Approval Authority for approval not less than six (6) months before the EJV Term expires.  Any extension of the term that is approved shall be registered with the Ningbo Administration of Industry and Commerce.

Dissolution of the EJV upon early termination or at expiration of the EJV Term shall be subject to the provisions of Chapters 19 and 23.

Chapter 19            Early Termination and Dissolution

Article 72       The EJV may be dissolved and this Contract terminated before the EJV Term expires if any of the following events or circumstances occurs:

(1)           not earlier than two years following issuance to the EJV of a business license, the EJV has incurred heavy losses and is unable to continue operations (for purposes of this Chapter 19, the term “heavy losses” shall mean that the accumulated losses of the EJV have reached seventy-five (75) percent or more of the registered capital of the EJV in any calendar year);

(2)           the EJV is unable to continue operations due to the occurrence of an Event of Force Majeure, as provided in Chapter 24;

(3)           the EJV is unable to operate due to the loss of its business license for its core business (or its inability to renew such license), or it is prohibited from pursuing its core business (pursuant to any regulatory, judicial action or otherwise), or permanently cannot pursue it in a commercially practicable way due to a change in the laws of China;

(4)           a Party declares itself, or is declared, bankrupt and is unable to continue business operations;

(5)           the Parties unanimously agree to early dissolution of the EJV;

(6)           the Parties do not reach agreement on the adjustments to the economic benefit of the damaged Party as provided under Article 92 within ninety (90) days of the request by the damaged Party for such adjustments, and the damaged Party gives the other Party written notice that it wishes the Parties to consider early termination;

(7)           the EJV ceases to have the right to maintain foreign exchange bank account(s) or to have access to sufficient foreign exchange to perform its foreign exchange payment obligations (including royalties, profits, fees or other payments owed to Party B), through the designated foreign exchange banks or other legal means as provided under Chinese law, and Party B gives Party A written notice that it wishes the Parties to consider early termination;

(8)           one Party has breached this contract, has been given notice by the other Party, and has not timely remedied the breach, as set forth in Article 80; or

(9)           the Parties are unable to resolve a dispute that interferes with the EJV’s ability to be successful, despite good faith efforts of the Parties.

Article 73       When any event set out in Article 73 (1) to (8) occurs, either Party may request that a special Board of Directors meeting be convened to discuss early dissolution of the EJV.  The Chairman shall convene such meeting within thirty (30) days of the receipt of such request.  Each Party shall ensure that its directors attend such meeting in person or by proxy, discuss the alternatives, and use their best efforts to achieve a solution acceptable to both Parties by adopting by unanimous vote one of the following solutions:

(1)           dissolution and liquidation of the EJV pursuant to Chapter 19;

(2)           purchase by the Party opposing dissolution, or by its designee, or by a third party or parties acceptable to it, of the equity interest of the Party favoring dissolution, such equity interest to be valued using the method set out in Articles 85 and 86;

(3)           sale of the EJV on a going concern basis to a third party or parties at a value to be agreed between the Parties and such third-party purchaser(s);

(4)           another course of action acceptable to the Parties.

If the Board of Directors unanimously adopts one of the above solutions, the Chairman and vice Chairman of the Board of Directors, on behalf of the EJV, shall (i) promptly give the Original Examination and Approval Authority, and other Chinese government departments who must approve, written notice of the solution adopted and request approval; or (ii) use their best efforts to obtain such approval.  If (i) the directors do not adopt any of the solutions given above, (ii) such special Board of Directors meeting cannot be held within three (3) months of a Party’s request for it pursuant to this Article, or (iii) the solution adopted by the Board of Directors cannot be carried to completion within six (6) months of the special Board of Directors meeting, then, unless the Parties otherwise agree: (i) the Board of Directors shall be deemed to have unanimously approved the dissolution and liquidation of the EJV;  (ii) each Party shall ensure that its directors promptly approve a resolution to that effect;  and (iii) the Board of Directors or, on its behalf, the Party favoring dissolution, may request the Original Examination and Approval Authority to approve liquidation and dissolution of the EJV.

Article 74       Notwithstanding the provisions of Article 74, if the event in Article 73 (9) occurs, and provided that Chinese law in force at the date of dissolution permits a foreign invested enterprise having the purpose and business scope of the EJV to be licensed and operated as a wholly owned foreign enterprise, any Party (hereinafter, the “Offeror”) may, before application is made to the Original Examination and Approval Authority to liquidate the EJV, make an irrevocable offer (hereinafter, the “Offer”) to the other Party (hereinafter, the “Offeree”) by giving written notice of it to the other Party; provided, however, that if neither Party makes an Offer, the matter will be resolved in accordance with Article 74.  The Offer shall specify a purchase price, payable in cash in United States Dollars if Party A is the purchaser or in Renminbi if Party B is the purchaser.  The Offeree may elect either to:

(1)           sell its whole interest in the EJV to the Offeror; or

(2)           purchase the Offeror’s whole interest in the EJV at a pro-rata price equal to the purchase price specified in the Offer multiplied by the ratio of the Offeror’s equity interest to the Offeree’s equity interest.

The Offeree shall give the Offeror written notice of its election within thirty (30) days of receiving the Offer, and shall be deemed to have elected to sell its interest if it fails to give such notice.  All necessary steps in connection with the transfer of any interest, and payment therefor, shall be completed as soon as possible, subject to the review and approval of the Original Examination and Approval Authority.  If more than one Offer is made, such Offers shall be handled in accordance with the principle, “first in time, first in right”.

Article 75       If Party B’s interest in the EJV is nationalized or expropriated, or if the assets or a material part of the assets of the EJV have been taken over by a government entity, Party B shall have the right to unilaterally terminate this Contract and dissolve the EJV, and Party B shall be equitably compensated in accordance with the law of China, including relevant international treaties to which China is a party, and international practice.

Chapter 20            Representations and Warranties of the Parties

Article 76       Party A hereby represents and warrants to Party B as follows:

(1)           Party A is a limited liability company duly organized and validly existing as an enterprise legal person under the laws of China;

(2)           Party A has full legal right, power and authority to execute this Contract and all contracts and documents referred to in this Contract to which Party A is a Party and to observe and perform its obligations under this Contract and those contracts and documents;

(3)           Party A has taken all appropriate and necessary action to authorize the execution of this Contract and all of the contracts and documents referred to in this Contract to which Party A is a Party and to authorize the performance and observance of the terms and conditions of this Contract and those contracts and documents; and

(4)           Party A has obtained all consents, approvals and authorizations necessary to validly execute this Contract and all of the contracts and documents referred to in this Contract to which Party A is a Party and to observe and perform its obligations under this Contract and those contracts and documents; provided, however, that this Contract is subject to the approval of the Original Examination and Approval Authority before it becomes effective.

Article 77       Party B hereby represents and warrants to Party A as follows:

(1)           Party B is a corporation duly organized and validly existing under the laws of the State of Delaware;

(2)           Party B has full legal right, power and authority to execute this Contract and all of the contracts and documents referred to in this Contract and to which Party B is a Party and to observe and perform its obligations under this Contract and those contracts and documents;

(3)           Party B has taken all appropriate and necessary action to authorize the execution of this Contract and of all of the contracts and documents referred to in this Contract to which Party B is a party, and to authorize the performance and observance of the terms and conditions of this Contract and those contracts and documents; and

(4)           Party B has obtained all consents, approvals and authorizations necessary to validly execute this Contract and all of the contracts and documents referred to in this Contract to which Party B is a party, and to observe and perform its obligations under this Contract and those contracts and documents; provided, however, that this Contract is subject to the approval of the Original Examination and Approval Authority before it becomes effective.

Chapter 21            Non-Competition

Article 78       Party A agrees that it, its successors and assigns, its subsidiaries and affiliates, shall not, directly or indirectly, whether as an investor, co-venturer, technology licensor, technology licensee, agent, distributor, consultant or otherwise howsoever, during the EJV Term, including any extensions of the original term, maintain, establish, or engage in a business, operation or plant in China, or participate in the production and / or sale of any products which (1) use the same brand names, or use any confusingly similar brand names, of Party B, or of any products of a similar style to those of Party B, that Party A had not sold in either the domestic Chinese or international markets prior to the date of execution of this Contract , or (2) use the technology transferred pursuant to Chapter 7 of this Contract, or any improvements to said technology, to improve Party A’s existing products or to produce new products ..

Chapter 22            Breach and Penalties for Breach

Article 79       If a Party fails to perform any of its material obligations under this Contract, or if any representation or warranty of that Party under this Contract is materially untrue or inaccurate, then that Party (hereinafter, the “Breaching Party”) has breached this Contract.  In such case, the Party performing this Contract (hereinafter, the “Performing Party”) may give the Breaching Party notice that it has breached this Contract and should remedy such breach within sixty (60) days of the date of such notice.  If the breach has not been remedied by the end of such sixty-day period, the Performing Party may give the Original Examination and Approval Authority written notice that the Breaching Party has breached this Contract and request early dissolution of the EJV as provided in Chapter 19 hereof.

Article 80       In the event of a breach of this Contract, the Breaching Party shall be liable to the Performing Party for direct (but not consequential) damages incurred as a result of such Breaching Party’s breach of contract.  The rights provided for in Article 80 shall be in addition to any other remedies available to the Performing Party.  Termination of this Contract in the exercise of such rights shall not relieve either Party from any obligations accrued to the date of such termination or relieve the Breaching Party from liability for damages to the Performing Party for breach of this Contract.  Waiver by either Party of one or more defaults shall not deprive such Party of a right to terminate this Contract arising by reason of any subsequent default.

Article 81       Should a Party not contribute on time to the EJV its subscribed amount of registered capital stipulated in Article 11 hereof , such Party shall pay the EJV liquidated damages for default at the rate of one (1) percent per month of the overdue amount, calculated based on the number of days the amount is overdue, provided that the liquidated damages are payable only when the amount is one (1) month or more overdue.  If no payment has been made, or if full payment of the amount overdue has not been made in three (3) months, the Party in default shall be deemed to have waived its right to subscribe to the capital overdue.  Besides claiming from the defaulting Party for the EJV the cumulative three (3) percent on the subscribed amount overdue as liquidated damages for default, the non-defaulting Party may also subscribe to such overdue amount, and require the defaulting Party to compensate it for its direct losses sustained as a result of the defaulting Party’s breach.  If the non-defaulting Party elects to subscribe to such overdue amount pursuant to this Article, each Party shall ensure that its directors approve such subscription and shall use its best efforts to obtain the approval of the Original Examination and Approval Authority.

Chapter 23            Termination and Dissolution

Article 82       Upon approval by the Board of Directors of early dissolution of the EJV, the EJV shall notify the Original Examination and Approval Authority to obtain approval for liquidation of the EJV.  Within seven (7) days from the date of such approval or the expiration of the EJV Term, the Board of Directors shall notify the relevant authorities as required by law.  Within fifteen (15) days from the date of such approval or the expiration of the EJV Term, the Board of Directors shall appoint a Liquidation Committee.

The Liquidation Committee shall be composed of five (5) members appointed by the Board of Directors, of which two (2) shall be nominated by Party A and three (3) by Party B.  The Liquidation Committee shall include a director, who shall be nominated by Party B.

Members of the Liquidation Committee may be directors or senior employees of the EJV, or other qualified persons such as accountants and lawyers qualified in the PRC.

Article 83       Within ten (10) days of the appointment of the Liquidation Committee, the Liquidation Committee shall notify in writing the creditors of the EJV to report the amounts the EJV owes the creditors.  The Liquidation Committee shall also publish announcements of the liquidation in newspapers in accordance with the relevant laws and regulations.

The Liquidation Committee shall carry out its duties according to applicable law, and in particular shall:

1.                                       conduct an overall inventory of the EJV’s property, creditors’ rights and liabilities;

2.             prepare a balance sheet and property inventory;

3.                                       value all the property of the EJV at fair market value;

4.             prepare a liquidation plan;

5.                                       apply the assets of the EJV to satisfy the costs of the liquidation and the EJV’s liabilities, including all obligations under the Ancillary Agreements;

6.             carry out other duties required by relevant laws and regulations.

Thereafter, the remaining assets of the EJV may be distributed to the Parties in accordance with the ratio of their capital contributions; provided, however, that any property to be distributed to the Breaching Party may be used to pay for the damages sustained by the Performing Party.  Damages payable to Party B and Party B’s share of any distribution shall be paid in foreign exchange.  The Parties may elect to receive their respective share of any distribution of assets in kind, including machinery and equipment, with Party A being given preference with respect to machinery and equipment made in the PRC and Party B being given preference with respect to machinery and equipment made outside the PRC.

Article 84       If at the termination or expiration of this Contract the EJV is actively engaged in business, the value of the EJV may, on written request of either of the Parties, be established by three (3) qualified appraisers, one (1) to be appointed by Party A, one (1) to be appointed by Party B and the third one to be appointed by the two (2) appraisers appointed by the Parties.  If a Party fails to appoint an appraiser within sixty (60) days of being requested to do so by the other Party, the appraiser appointed by such Party shall appoint an appraiser on behalf of the Party failing to make such an appointment.  Such appraisers shall each value the EJV on a going-concern basis with reference to a co-operative joint venture with facilities comparable to those of the EJV, which co-operative joint venture is qualified to continue to carry on its business in the jurisdiction in which it is located.  In making such a valuation, the appraisers shall make full provision for and take into account the debts and liabilities of the EJV.

Article 85       If one or all of the three values given by the three (3) appraisers is/are not within ten (10) percent of the nearest of the other two values (using the lower of the two values being compared as the numerator, and the higher as the denominator, when calculating the ten (10) percent), then that value or values shall be discarded.  If no values are discarded, the EJV’s value shall be the average of the three values.  If one value is discarded, the EJV’s value shall be the average of the remaining two values.  If all three are discarded, then new appraisers shall be appointed as provided in the previous paragraph.

Either before or after the value of the EJV has been established, the Parties may agree that one Party shall purchase the interest of the other at a pro-rata price equal to the value of the EJV multiplied by the selling Party’s equity ratio in the EJV.  If Party A buys Party B’s interest, payment shall be made in convertible currency.  If neither Party is willing to buy at the value established by the appraisers or at any other price agreed upon, then the Parties shall sell the EJV to a third party at the appraised value or for a better price, or if this cannot be done, then at any other favorable price to which the Parties agree.  Failing this, the EJV shall be dissolved and liquidated as provided in Chapter 23.

Chapter 24            Force Majeure

Article 86       Should either Party be prevented from performing its obligations under this Contract by force majeure, such as earthquake, epidemic, typhoon, flood, or other acts of nature, fire, explosion, acts of civil or military authority including the inability to obtain any required export licenses, labour disputes, riots, inability to obtain raw materials, spare parts, war or other unforeseen event beyond the prevented Party’s reasonable control (hereinafter, an “Event of Force Majeure”), the prevented Party shall give the other Party written notice without delay, and within fifteen (15) days of the event provide detailed information about and documents evidencing the event, explaining the reasons for its inability to perform, or for its delay in the performance of, all or part of this Contract.

Article 87       If an Event of Force Majeure occurs, neither Party shall be responsible for any damage, increased costs or loss which the other Party may sustain by reason of its inability to perform or delayed performance, and such inability or delay shall not be deemed a breach of this Contract.  The Party claiming force majeure shall take appropriate means to minimize or remove the effects of force majeure and, within the shortest possible time, attempt to resume the performance affected by the Event of Force Majeure.

Article 88       Should an Event of Force Majeure or the effects of an Event of Force Majeure prevent one or both Parties from performing part or all of its or their obligations under this Contract for a period of 120 days or more, then the Parties shall, through consultations, decide whether to terminate this Contract, to exempt one or both Parties from part of its or their obligations under this Contract, or to delay the performance of such obligations in accordance with the effects of the Event of Force Majeure.

Chapter 25            Applicable Law

Article 89       This Contract shall be governed and protected by the laws of the PRC.  This Contract shall be performed in accordance with its terms.

Article 90       If, during the term of this Contract, any relevant authority in the PRC adopts any law, regulation, rule or policy, or a treatment is extended to another equity or coperative joint venture company or investor in the high-quality gas equipment manufacturing business in the PRC specified in Article 6 which is more favorable than the laws, regulations, rules, policies or a treatment previously applicable to the EJV and/or either Party (including reducing or eliminating filing, reporting, registration or approval requirements), then the EJV and/or the Parties as the case may be shall be entitled to receive, or apply (if application is necessary) to the appropriate governmental agency or authority to receive the benefit of such law, regulation, rule, policy or treatment.

Article 91       If, during the term of this Contract, an adverse material change occurs to either Party’s economic benefits derived from this Contract because any relevant authority in the PRC adopts new laws, regulations, rules or policies, amends or reinterprets existing laws, regulations, rules or policies, or alters its treatment of either Party, the Parties shall promptly consult with each other and use their best efforts to implement any adjustments necessary to keep the damaged Party’s economic benefits derived from this Contact substantially equivalent as they would have been if such laws, regulations, rules, policies or treatments had not been adopted, amended, reinterpreted or altered.

Chapter 26            Settlement of Disputes

Article 92       Subject to the Parties’ right to terminate this Contract, in the event a dispute arises in connection with the interpretation or implementation of this Contract and its Attachments, any Party may notify the other Party in writing of the substance of the dispute and of its desire to attempt to reach an amicable settlement, in which event the Parties shall endeavor for a period of one hundred and eighty (180) days after the date of such notice to reach an amicable settlement of the dispute.

Article 93       If no mutually acceptable settlement of a dispute is made within the one hundred and eighty (180) day period, then any Party may submit the dispute for final settlement by arbitration conducted in accordance with the Singapore International Arbitration Center Rules as presently in force. The arbitration award shall be final and binding upon the Parties. Any competent court shall enforce such award. Such arbitration shall be conducted as follows:

(a)          the appointing authority shall be Singapore International Arbitration Center;

(b)         the arbitrators may refer to both the English and Chinese texts of this Contract;

(c)          a daily transcript in Chinese and English of such proceedings shall be prepared;

(d)         there shall be three (3) arbitrators. Each Party shall select one arbitrator. The third arbitrator shall be a person selected by the arbitration authority and he shall serve as Chairman of the panel;

(e)          the place of arbitration shall be Singapore;  and

(f)            the costs of arbitration, including travel expenses and attorney fees, shall be borne by the losing party, unless otherwise determined by the arbitration award.

Article 94       If any Party fails to observe the terms of an arbitration award, the other Party may apply to have the award enforced in any court having jurisdiction over the Party against which the award has been rendered.

Article 95       In any arbitration proceeding, any legal proceeding to enforce any award resulting from an arbitration proceeding and in any legal action between the Parties pursuant to or relating to this Contract, each Party expressly waives the defense of sovereign immunity and any other defense of exemption from suit, judgment or executive order based on the fact or allegation that it is a party, agency or instrumentality of or representing a government.

Article 96       During the period when a dispute is being resolved, the Parties shall in all other respects continue their implementation of this Contract.

Chapter 27            Language

Article 97       Five originals of this Contract shall be written in each of a Chinese language version and an English language version.  Both the Chinese language and English language versions will be of equal effect. In case of any conflict between the two language versions, the Chinese language version shall govern. In such circumstances, the English version may be considered in helping to construe the real intent of the Parties. Each Party shall keep one original Chinese and one English language version. The three remaining original language versions, in each of Chinese and English, shall be submitted to the Original Examination and Approval Authority.

Chapter 28            Effectiveness of the Contract, Amendment and Miscellaneous

Article 98       The Appendices referred to in and attached to this Contract are an integral part of this Contract.  They are as follows:

Appendix A          Articles of Association

Appendix B           Technical License Agreement

Appendix C           Lease Agreement

Appendix D           Form of Employment Contract

This Contract with its Appendixes constitutes the entire agreement between the Parties with respect to the subject matter of this joint venture and supersede all previous oral and written agreements, contracts, understandings and communications of the Parties in respect of the subject matter of this Contract.

Article 99       This Contract with its Appendixes shall be submitted for approval to the Original Examination and Approval Authority and shall come into force beginning from the date on which the Original Examination and Approval Authority issues its approval reply.  Party A shall give Party B written notice immediately upon receiving the approval reply, and provide Party B with a copy of it.  The same shall apply to receipt of the approval certificate.

Article 100:    If: (i) this Contract is not approved within four (4) months following the date of submission; or (ii) the Original Examination and Approval Authority requires the Parties to amend this Contract in a manner that is unacceptable or imposes conditions that are unacceptable to one or both Parties, then either Party may terminate the effectiveness of its signature of this Contract by written notice to the other Party, and upon receipt of such notice this Contract shall be null and void.

Article 101     Any amendment of this Contract shall come into force only when a written agreement is signed by Party A and Party B and approved by the Original Examination and Approval Authority.

Article 102     The invalidity of any provision of this Contract shall not affect the validity of any other provision of this Contract.

Article 103     A Party’s failure to exercise any right, power or interest under this Contract shall not operate as a waiver of it, and any single or partial waiver of any right, power or interest shall not preclude exercise of any other right, power or interest.

Article 104     All notices between the Parties shall be written in Chinese and in English and delivered, either by messenger, registered airmail, fax or telegram, to the following addresses:

Address of Party A:	No. 518 Songjiang Zhong Road
Ningbo 315192, Zhejiang Province, PRC
Attention: Mr. Chen Ding Long
Fax: 86-574-8821 5078

Address of Party B:	16052 Swingley Ridge, Suite 300,
St. Louis, MO 63017,
United States of America.
Attention: General Counsel
Fax: (1) 636- 728 3011

Notice shall be deemed delivered on the following dates:

1.                                       By messenger, on the date of delivery;

2.                                       By registered airmail, seven (7) days after it is mailed (as indicated by the postmark);

3.                                       By fax or telegram, on the first working day after the date of sending.

Either of Party A or Party B may change its address for receiving notices at any time by giving the other Party written notice of such change pursuant to this Article 105.

Article 105     Neither Party shall make any declarations, announcements, or disclosures to the public with respect to this Contract, the relationship between the Parties or the business of the EJV without first obtaining the written consent of the other Party.

Article 106     This Contract is signed by the duly authorized representatives of Party A and Party B on this                  day of December, 2004.

NINGBO LONGXING GROUP CORPORATION LIMITED

By:	\s\ Chen Ding Long

Name:	Chen Ding Long

Title:	President

THERMADYNE HOLDINGS CORPORATION

By:	\s\ Paul D. Melnuk

Name:	Paul D. Melnuk

Title:	Chairman and Chief Executive Officer

LIST OF APPENDICES

Appendix A          Articles of Association

Appendix B           Technical License Agreement

Appendix C           Lease Agreement

Appendix D           Form of Employment Agreement